                                                                  EXHIBIT (a)(4)

January 18, 1999

TA/Advent VIII L.P.
c/o TA Associates, Inc.
High Street Tower, Suite 2500
125 High Street
Boston, Massachusetts 02110
Attn.:  Mr. Roger Kafker

Golder, Thoma, Cressey, Rauner Fund V, L.P.
6100 Sears Tower
Chicago, Illinois  60606
Attn.:  Mr. Don Edwards

NMS Capital, L.P.
9 West 57th Street
New York, New York  10019
Attn.:  Mr. Paul Lattanzio

Re:      Recapitalization Financing Commitment Letter

Ladies and Gentlemen:

You have advised us that CompDent Corporation, a Delaware corporation ("HoldCo") intends to engage in a transaction in which it is proposed that, pursuant to the Merger Agreement (as defined below), TA/Advent VIII L.P. ("TA"), Golder, Thoma, Cressey, Rauner Fund V, L.P. ("GTCR") and NMS Capital, L.P. ("NMS Capital", and together with TA and GTCR, the "Sponsors") and certain affiliates of the Sponsors and other persons arranged by the Sponsors (collectively with the Sponsors, the "Investors") will effect the recapitalization (the "Recapitalization") of HoldCo. We understand that a portion of the financing with respect to the Recapitalization will include (i) (A) not less than $87.70 million (less any rollover shares in excess of $3.0 million, such that the total amount of rollover shares shall not exceed $10.0 million) to be provided through the issuance and sale to the Investors (as set forth in the Merger Agreement) of equity securities of HoldCo having terms and conditions reasonably acceptable to the Agent and NMS (each as defined below) and (B) approximately $3.0 million to be provided through the rollover of common stock of HoldCo; provided, that the amount of the cash equity investment shall be reduced by the value of any common stock of HoldCo that is not converted into cash pursuant to the Recapitalization in excess of $3.0 million; provided, further that such cash equity investment may not be reduced pursuant to the foregoing proviso by more than $7.0 million (collectively, the "HoldCo Equity Financing"), (ii) American

TA/Advent VIII L.P.
Golder, Thoma, Cressey, Rauner Fund V, L.P.
NMS Capital, L.P.
January 18, 1999
Page 2



Prepaid Professional Services, Inc., a Delaware corporation and wholly owned subsidiary of HoldCo consisting of the dental HMO business of HoldCo (the "Borrower"), receiving aggregate proceeds of approximately $100,000,000 aggregate principal amount through the issuance of notes (the "Notes") pursuant to either (A) a public or Rule 144A offering or (B) a privately-placed bridge financing, (iii) the Borrower borrowing up to $26,924,000 under the Credit Facilities described below and (iv) Dental Health Management, Inc., a Delaware corporation and a wholly owned subsidiary of HoldCo consisting of the dental practice management business of HoldCo, borrowing $20,000,000 under a senior secured credit facility (the "DHMI Credit Facility"). Further, we understand that in connection with the Recapitalization, (i) all outstanding indebtedness of HoldCo will be refinanced and such indebtedness will be terminated and (ii) after consummation of the Recapitalization, the Investors will own at least 70% of the voting equity of HoldCo. You have advised us that $45,000,000 in senior debt financing (the "Credit Facilities") will be required in order to fund a portion of the Recapitalization, to pay the fees and expenses incurred in connection with the Recapitalization and to provide for working capital and general corporate purposes after completion of the Recapitalization. You have further advised us that no external financing, other than the Credit Facilities, the DHMI Credit Facility, the HoldCo Equity Financing and the Notes, will be required in connection with the Recapitalization.

You have requested that NationsBank, N.A. ("NationsBank") commit to provide the full principal amount of the Credit Facilities and that NationsBanc Montgomery Securities LLC ("NMS") commit to arrange the Credit Facilities. We are pleased to advise you of (a) NationsBank's commitment to provide the full principal amount of the Credit Facilities described in the Summary of Principal Terms & Conditions attached hereto as Annex I (the "Term Sheet") and (b) NMS's commitment to form a syndicate of financial institutions (the "Lenders") reasonably acceptable to you for the Credit Facilities. All capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Term Sheet and the Fee Letter (as defined below).

The commitments of NationsBank and NMS hereunder are subject to the satisfaction of each of the following conditions precedent, each of the other terms and conditions set forth herein, and each of the terms and conditions set forth in the Term Sheet in a manner acceptable to NationsBank and NMS:

         (a) execution by the Sponsors, HoldCo and the other appropriate parties of the Amended and Restated Agreement and Plan of Merger dated as of January 18, 1999 among TAGTCR Acquisition, Inc., NMS Capital, GTCR, TA and HoldCo relating to the Recapitalization, substantially similar to a draft thereof

TA/Advent VIII L.P.
Golder, Thoma, Cressey, Rauner Fund V, L.P.
NMS Capital, L.P.
January 18, 1999
Page 3


                  previously delivered to the Agent and NMS, and the other definitive documentation relating thereto being satisfactory to NationsBank and NMS, in their reasonable discretion (the "Merger Agreement");

         (b) execution of a fee letter agreement (the "Fee Letter") among the Sponsors, NationsBank and NMS prior to or concurrently with the acceptance by the Sponsors of this commitment letter agreement (this "Commitment Letter");

         (c) the negotiation, execution and delivery of definitive documentation with respect to the Credit Facilities consistent with the Term Sheet, this Commitment Letter and otherwise reasonably satisfactory to NationsBank and NMS; and

         (d) there not having occurred since the date hereof and being continuing a material adverse change in the market for syndicated bank credit facilities or a material disruption of, or a material adverse change in, financial, banking or capital market conditions that would have a material adverse effect on such syndication markets, in each case as determined by NationsBank and NMS, in their sole discretion.

NationsBank will act as Agent for the Credit Facilities and NMS will act as Arranger and Syndication Agent for the Credit Facilities. No additional agents will be appointed without the prior approval of NationsBank and NMS.

You agree to cooperate with and actively assist NationsBank and NMS in achieving a syndication of the Credit Facilities that is satisfactory to NationsBank, NMS and you. In the event that such syndication cannot be achieved in a manner satisfactory to NationsBank and NMS under the structure outlined in the Term Sheet, you agree to cooperate with NationsBank and NMS in developing an alternative structure satisfactory to you that will permit a satisfactory syndication of the Credit Facilities, provided that the aggregate principal amount of the Credit Facilities remains unchanged. Syndication of the Credit Facilities will be accomplished by a variety of means, including direct contact during the syndication between senior management and advisors of HoldCo, the Borrower and the Sponsors, on the one hand, and the proposed Lenders, on the other hand. To assist NationsBank and NMS in the syndication efforts, you hereby agree to (a) provide and cause your advisors to provide NationsBank and NMS and the other Lenders upon request with all information reasonably deemed necessary by NationsBank and NMS to complete syndication, including but not limited to information and evaluations prepared by HoldCo, the Borrower, the Sponsors and their advisors, or on their behalf, relating to the Recapitalization, (b) assist NationsBank and NMS

TA/Advent VIII L.P.
Golder, Thoma, Cressey, Rauner Fund V, L.P.
NMS Capital, L.P.
January 18, 1999
Page 4



upon their reasonable request in the preparation of an Information Memorandum to be used in connection with the syndication of the Credit Facilities and (c) otherwise assist NationsBank and NMS in their syndication efforts, including by making available officers and advisors of HoldCo, the Borrower and the Sponsors from time to time to attend and make presentations regarding the business and prospects of HoldCo, the Borrower and their respective subsidiaries, as appropriate, at a meeting or meetings of prospective Lenders. You further agree to refrain, and to cause HoldCo and the Borrower to refrain, from engaging in any additional financings for HoldCo or the Borrower and its subsidiaries (except as described in this Commitment Letter and the Term Sheet) during such syndication process, unless otherwise agreed to by NationsBank and NMS.

As consideration for the agreements of NationsBank and NMS hereunder, including, without limitation, their respective agreements to underwrite, manage, structure and syndicate the Credit Facilities and to provide advisory services in connection with the syndication, you agree to pay, based upon your pro rata share, as set forth below, to NationsBank and NMS the fees set forth in the Term Sheet and in the Fee Letter. You agree that, once paid, such fees shall not be refundable under any circumstances. All such fees shall be paid in immediately available funds.

It is understood and agreed that NationsBank and NMS, after consultation with you, will manage and control all aspects of the syndication, including decisions as to the selection of proposed Lenders and any titles offered to proposed Lenders, when commitments will be accepted and the final allocations of the commitments among the Lenders. It is understood and agreed that no Lender participating in the Credit Facilities will receive compensation from you outside the terms contained herein, in the Term Sheet and in the Fee Letter in order to obtain its commitment. It is also understood and agreed that the amount and distribution of the fees among the Lenders will be at the sole discretion of NationsBank and NMS and that any syndication prior to execution of definitive documentation will reduce the commitment of NationsBank.

The Commitment of NationsBank and NMS hereunder is based upon the financial and other information regarding HoldCo and its subsidiaries and their respective operations previously provided to NationsBank and NMS. If the continuing review by NationsBank and NMS of HoldCo and its subsidiaries discloses information relating to conditions or events not previously disclosed to NationsBank and NMS or relating to new information or additional developments concerning conditions or events previously disclosed to NationsBank and NMS, which NationsBank and NMS in their reasonable judgment believe would reasonably be expected to have a material adverse effect on the business, assets, liabilities (actual or

TA/Advent VIII L.P.
Golder, Thoma, Cressey, Rauner Fund V, L.P.
NMS Capital, L.P.
January 18, 1999
Page 5



contingent), operations, condition (financial or otherwise), results of operations, cash flows or prospects of the Borrower and its subsidiaries, taken as a whole since July 27, 1998, NationsBank and NMS may, in their reasonable judgment, suggest alternative financing amounts or structures or decline to participate in the proposed financing.

In connection with the due diligence investigation of HoldCo and the Borrower, you and your representatives have reviewed and analyzed certain information furnished or made available by HoldCo and the Borrower, although neither you nor your representatives have independently verified that all such information is complete and correct in all material respects or that such information does not contain material misstatements or that there are no material omissions therefrom. Based on such information and analysis and subject to the foregoing qualification, you hereby represent and warrant, to your knowledge that (a) all such information, other than Projections (as defined below), which has been or is hereafter made available to us or the other Lenders by you or any of your representatives in connection with the transactions contemplated hereby ("Information") has been or will be reviewed and analyzed by you in connection with your own due diligence investigation and is now and as of the Closing (as herein defined) as supplemented by you prior to the Closing, will be complete and correct in all material respects and does not now and as of the Closing (as supplemented by you prior to the Closing), will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading and (b) all financial projections that have been or are hereafter made available to us or the other Lenders by you or any of your representatives in connection with the Recapitalization (the "Projections") have been or will be prepared in good faith based upon assumptions believed by you to be reasonable (it being understood that the Projections are subject to uncertainties and contingencies, many of which are beyond the control of the Sponsors, HoldCo and the Borrower, and that no assurance can be given that such Projections will be realized). You agree to furnish, or cause HoldCo and the Borrower to furnish, us with such Information and Projections as we may reasonably request and to supplement such Information and such Projections from time to time until the initial funding of the Credit Facilities (the "Closing") so that the representation and warranty in the preceding sentence is correct on the date of the Closing. You hereby covenant that all Information that is hereafter made available to you by HoldCo and the Borrower or any of their respective representatives in connection with the Recapitalization and the Credit Facilities will be reviewed and analyzed by you in connection with performing your own due diligence investigation and you will produce such analysis to NationsBank and NMS upon request. In arranging and syndicating the Credit Facilities, we will be using and relying on the Information and the Projections without independent verification thereof. The representations and warranties contained in this paragraph shall remain effective until definitive documentation for the Credit Facilities is executed, and,

TA/Advent VIII L.P.
Golder, Thoma, Cressey, Rauner Fund V, L.P.
NMS Capital, L.P.
January 18, 1999
Page 6



thereafter, the disclosure representations contained herein shall be superseded by those contained in such definitive documentation; provided, that in the event such definitive documentation is not executed, such representations and warranties will remain effective after the termination of commitments under this Commitment Letter.

By executing this Commitment Letter, each of you agrees, on a several (and not a joint) basis to reimburse NationsBank and NMS promptly on demand for all reasonable out-of-pocket costs and expenses incurred in connection with the Credit Facilities and the preparation of the definitive documentation for the Credit Facilities and the other transactions contemplated hereby, including, but not limited to, reasonable travel expenses, the cost (including any "breakage costs") of providing funds for making available the Credit Facilities on the proposed closing date (if the Closing does not occur on the date specified by the Sponsors as the closing date) and the reasonable fees, disbursements and other charges of Fennebresque, Clark, Swindell & Hay or its successor, as counsel to NationsBank and NMS incurred hereunder or under the Commitment Letter dated July 27, 1998 from NationsBank and NMS to the Sponsors (the "July Commitment Letter").

Notwithstanding the immediately preceding paragraph, in the event that NationsBank or NMS becomes involved in any capacity in any action, proceeding or investigation in connection with any matter contemplated by this Commitment Letter or the July Commitment Letter, each of you agrees, on a several (and not a joint) basis, to reimburse NationsBank and NMS for their reasonable legal and other out-of-pocket expenses (including the reasonable cost of any investigation and preparation) as they are incurred by NationsBank or NMS. Each of you also agrees, on a several (and not a joint) basis, to indemnify and hold harmless NationsBank, NMS and their affiliates and their respective directors, officers, employees and agents (the "Indemnified Parties") from and against any and all losses, claims, damages and liabilities, as the result of any actions of the Sponsors, HoldCo, the Borrower and their respective affiliates, or as a result of the Recapitalization or the Credit Facilities, any representation of either of the Sponsors contained in this Commitment Letter or the July Commitment Letter, the funding of the Credit Facilities or the use of proceeds under the Credit Facilities, unless and only to the extent that it shall be finally judicially determined that such losses, claims, damages or liabilities resulted from the gross negligence or willful misconduct of any Indemnified Party.

The provisions of the immediately preceding two paragraphs shall remain in full force and effect until definitive financing documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or the commitment of NationsBank and NMS hereunder, and each of you shall be deemed released of your obligations under the immediately preceding two paragraphs upon the execution of definitive financing

TA/Advent VIII L.P.
Golder, Thoma, Cressey, Rauner Fund V, L.P.
NMS Capital, L.P.
January 18, 1999
Page 7



documentation for the Credit Facilities with NationsBank pursuant to which the Borrower shall assume the obligations of the Sponsors hereunder.

As described herein and in the Term Sheet, NMS will act as Arranger and Syndication Agent for the Credit Facilities. NationsBank reserves the right to allocate, in whole or in part, to NMS certain fees payable to NationsBank in such manner as NationsBank and NMS may determine. Each of you acknowledges and agrees that NationsBank may share with any of its affiliates (including specifically NMS) any information relating to the Credit Facilities, the Borrower, the Sponsors, the Investors, and their subsidiaries and affiliates.

This Commitment Letter may not be assigned by you without the prior written consent of NationsBank and NMS (and any purported assignment in violation of the foregoing shall be void).

All obligations of the Sponsors hereunder shall be several and not joint obligations of each of them and shall be borne 48.235% by TA, 48.235% by GTCR and 3.530% by NMS Capital; provided that if an Alternate Transaction (as defined in the Fee Letter) occurs which does not include NMS Capital or any of its affiliates as an Investor, such obligations shall be borne 50% by TA and 50% by GTCR.

Except as required by applicable law, this Commitment Letter, the Term Sheet and the Fee Letter and the contents hereof and thereof shall not be disclosed by you to any third party, other than to your respective attorneys, financial advisors and accountants, in each case to the extent necessary in your reasonable judgment; provided, however, it is understood and agreed that after acceptance of this Commitment Letter by each of you by execution in the space provided below and by execution by each of you of the Fee Letter or with our prior consent you may disclose the terms of this Commitment Letter to HoldCo and the Borrower and their respective shareholders, attorneys, financial advisors and accountants in connection with your offer to engage in the Recapitalization. Without limiting the foregoing, in the event that either of you discloses the contents of this Commitment Letter in contravention of the preceding sentence, this Commitment Letter and the commitments set forth herein shall immediately terminate.

This Commitment Letter may be executed in counterparts which, taken together, shall constitute an original. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. This Commitment Letter, together with the Term Sheet and the Fee Letter, embodies the entire agreement and understanding among NationsBank, NMS and

TA/Advent VIII L.P.
Golder, Thoma, Cressey, Rauner Fund V, L.P.
NMS Capital, L.P.
January 18, 1999
Page 8



each of you with respect to the specific matters set forth herein and supersedes all prior agreements and understandings relating to the subject matter hereof. No party has been authorized by NationsBank or NMS to make any oral or written statements inconsistent with this Commitment Letter. THIS COMMITMENT LETTER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ITS PRINCIPLES OF CONFLICTS OF LAW.

If you are in agreement with the foregoing, please execute and return the enclosed copy of this Commitment Letter no later than 6:00 p.m. on January 18, 1999. This Commitment Letter will become effective upon your delivery to us of executed counterparts of this Commitment Letter and the Fee Letter and, without limiting the more specific terms hereof and of the Term Sheet, each of you agree upon acceptance of this commitment to pay, based upon your pro rata share, as set forth above, the fees set forth in the Term Sheet and in the Fee Letter. This Commitment Letter and the commitments set forth herein shall terminate if not so accepted by you prior to that time. Following acceptance by each of you, this Commitment Letter and the commitments set forth herein will terminate on June 30, 1999, unless the Closing has occurred by such date.

We look forward to working with you on this important transaction.

                  [Remainder of Page Intentionally Left Blank]

                                     Very truly yours,

                                     NATIONSBANK, N.A.


                                     By:
                                        ------------------------------
                                     Title:
                                           ---------------------------

                                     NATIONSBANC MONTGOMERY SECURITIES
                                     LLC


                                     By:
                                        ------------------------------
                                     Title:
                                           ---------------------------

ACCEPTED AND AGREED TO
on this ____ day of January, 1999:

TA/ADVENT VIII L.P.

         By:                                                 ,
            -------------------------------------------------
            its General Partner


         By:
            -------------------------------------------------
         Title:
               ----------------------------------------------


ACCEPTED AND AGREED TO
on this ____ day of January, 1999:

GOLDER, THOMA, CRESSEY, RAUNER FUND V, L.P.


         By:
            -------------------------------------------------
         Title:
               ----------------------------------------------


ACCEPTED AND AGREED TO
on this ____ day of January, 1999:

NMS CAPITAL, L.P.

         By:      NMS Capital Management LLC,
                  its General Partner


         By:
            -------------------------------------------------
         Title:
               ----------------------------------------------

                                                                         ANNEX I

                         DENTAL HEALTH MANAGEMENT, INC.
                       $20,000,000 SENIOR CREDIT FACILITY
                     SUMMARY OF PRINCIPAL TERMS & CONDITIONS

BORROWER:                  Dental Health Management, Inc., a Delaware
                           corporation (the "Borrower"), a wholly owned subsidiary of HoldCo (as defined below) consisting of the dental practice management business of HoldCo.

RECAPITALIZATION:          CompDent Corporation, a Delaware corporation
                           ("HoldCo") intends to engage in a transaction in which it is proposed that, pursuant to the Merger
                           Agreement (as defined below), TA/Advent VIII L.P.
                           ("TA"), Golder, Thoma, Cressey, Rauner Fund V, L.P.
                           ("GTCR") and NMS Capital, L.P. ("NMS Capital", and together with TA and GTCR, the "Sponsors") and certain affiliates of the Sponsors and other persons arranged by the Sponsors (collectively with the Sponsors, the "Investors") will effect the recapitalization (the "Recapitalization") of HoldCo.
                           We understand that a portion of the financing with respect to the Recapitalization will include (i) (A) not less than $87.70 million (less any rollover shares in excess of $3.0 million, such that the total amount of rollover shares shall not exceed $10.0 million) to be provided through the issuance and sale to the Investors (as set forth in the Merger
                           Agreement) of equity securities of HoldCo having terms and conditions reasonably acceptable to the Agent and NMS (each as defined below) and (B) approximately $3.0 million to be provided through the rollover of common stock of HoldCo; provided, that the amount of the cash equity investment shall be reduced by the value of any common stock of HoldCo that is not converted into cash pursuant to the Recapitalization in excess of $3.0 million; provided, further that such cash equity investment may not be reduced pursuant to the foregoing proviso by more than $7.0 million (collectively, the "HoldCo Equity
                           Financing"), (ii) American Prepaid Professional
                           Services, Inc., a Delaware corporation and wholly owned subsidiary of HoldCo consisting of the dental
                           HMO business of HoldCo ("American Prepaid") receiving aggregate proceeds of approximately $100,000,000 aggregate principal amount through the issuance of notes (the "Notes") pursuant to either (A) a public or Rule 144A offering or (B) a privately-placed bridge financing, on terms and conditions reasonably satisfactory to the Agent (it being understood that the terms and conditions set forth in the Bridge
                           Commitment Letter dated January 18, 1999, including the exhibits thereto, are satisfactory to the Agent),
                           (iii) American

                           Prepaid borrowing up to $26,924,000 under a senior secured credit facility (the "American Prepaid Credit Facility"), and (iv) the Borrower borrowing $20 million under the Credit Facility described below. After the consummation of the Recapitalization, the Investors will own at least 70% of the voting equity of HoldCo.

                           The Recapitalization will be consummated pursuant to the Amended and Restated Agreement and Plan of Merger dated as of January 18, 1999 among TAGTCR Acquisition, Inc., NMS Capital, GTCR, TA and HoldCo and the other the definitive documentation relating thereto being satisfactory to the Agent, in its reasonable discretion (including all schedules thereto, exhibits thereto and related documentation, the "Merger Agreement"). The approximate sources and uses of the funds necessary to consummate the Recapitalization are set forth on Addendum I attached hereto.

GUARANTORS:                The Credit Facility shall be irrevocably and
                           unconditionally guaranteed by each of the Sponsors
                           (together, the "Guarantors"). All guarantees shall be guarantees of payment and not of collection.

AGENT: NationsBank, N.A. (the "Agent" or "NationsBank") will act as sole and exclusive administrative agent. As such, NationsBank will negotiate with the Borrower, act as the primary contact for the Borrower and perform all other duties associated with the role of exclusive administrative agent. No other agents or co- agents may be appointed without the prior written consent of NationsBank.

ARRANGER:                  NationsBank Montgomery Securities LLC ("NMS").

LENDERS: NationsBank, together with its permitted successors and assigns (collectively, the "Lenders").

CREDIT FACILITY:           $20,000,000 term loan facility.

PURPOSE:                   The proceeds of the Credit Facility shall be used:
                           (i) to fund a portion of the Recapitalization, including, but not limited to, the refinancing of indebtedness of HoldCo outstanding on the Closing; and (ii) to pay a portion of the fees and expenses incurred in connection with the Recapitalization up to an amount to be agreed upon.

INTEREST RATES:            The Credit Facility shall bear interest as set forth
                           on Addendum II attached hereto.

AVAILABILITY:              Loans under the Credit Facility (the "Term Loans")
                           will be available in a single borrowing at the closing of the Recapitalization (the "Closing").
                           Amounts repaid under the Credit Facility may not be reborrowed.

MATURITY/OPTIONAL
PREPAYMENTS:               The outstanding principal amount of the Term Loans
                           shall be due and payable three (3) years from Closing, provided that the maturity of the Term Loans may, upon the request of the Borrower no less than 90 days prior to the then scheduled maturity date, be extended for three (3) additional 1 year periods upon the prior written consent of NationsBank.

                           The Borrower may prepay the Credit Facility in whole or in part at any time without premium or penalty, subject to reimbursement of the Lenders' breakage and redeployment costs in the case of prepayment of LIBOR borrowings.

                           All optional prepayments of the Credit Facility shall be applied pro rata with respect to each remaining installment of principal (except for prepayments in an aggregate amount to be agreed upon, which may be applied in direct order of maturity).

MANDATORY PREPAYMENTS
AND COMMITMENT
REDUCTIONS:                In addition to the maturity described above, the
                           Credit Facility will be prepaid by an amount equal to: (a) 100% of the net cash proceeds, including insurance and condemnation proceeds, of all non-ordinary-course asset sales or other dispositions of property by the Borrower or any subsidiary
                           (including stock of subsidiaries), subject to limited exceptions and reinvestment provisions to be agreed upon and net of selling expenses and taxes to the extent such taxes are paid; (b) 100% of Excess Cash
                           Flow (to be defined) pursuant to an annual cash sweep arrangement; (c) 100% of the net cash proceeds from the issuance of any debt by the Borrower or any subsidiary, subject to limited exceptions to be agreed upon; and (d) 100% of the net cash proceeds from the issuance of equity by the Borrower or any of its subsidiaries, subject to limited exceptions to be agreed upon.

CONDITIONS PRECEDENT
TO CLOSING:                The obligations of each Lender to make the initial
                           funding of each of the Term Loans will be subject to usual and customary closing conditions for transactions of this type, including, without limitation, the following:

                           (i) The negotiation, execution and delivery of definitive documentation with respect to the Credit Facility satisfactory to the Agent.

                           (ii) The HoldCo Equity Financing and the Notes shall have been consummated and issued, respectively, on terms reasonably satisfactory to the Agent and all conditions precedent to the issuance thereof shall have been satisfied or, with the prior approval of the Agent (such approval not to be unreasonably withheld), waived; and the Recapitalization shall have been consummated pursuant to the Merger Agreement, and all conditions precedent to the consummation of the Recapitalization shall have been satisfied or, with the prior approval of the Agent (such approval not to be unreasonably withheld), waived.

                           (iii) The corporate, capital and ownership structure (including articles of incorporation and by-laws), shareholders' agreements and management of the Borrower and its subsidiaries (after giving effect to the Recapitalization) shall be reasonably satisfactory to the Agent in all respects.

                           (iv) The Agent shall have received and, in each case, be reasonably satisfied with (a) all consolidated and consolidating audited, unaudited and pro forma financial statements of HoldCo and its subsidiaries and all probable and pending acquisitions meeting the requirements of Regulation S-X under the Securities Act of 1933, as amended, applicable to a Registration Statement under such Act on Form S-1, which financial statements shall include the audited financial statements for HoldCo's most recently completed fiscal year and (b) pro forma historical financial statements of the Borrower and its subsidiaries for the three fiscal years prior to the Closing, such historical financial statements to be subject to review by an independent accounting firm selected by the Agent.

                           (v) No material adverse change shall have occurred since December 31, 1997, in the business, assets, liabilities (actual or contingent), results of operations, cash flows, operations, condition (financial or otherwise) or prospects of HoldCo and its subsidiaries, taken as a whole, or the Borrower and its subsidiaries, taken as a whole (determined on a pro forma basis), and there shall exist no conditions, events or occurrences that, individually or in the aggregate, would reasonably be expected to result in such a material adverse change (any of the foregoing, a "Material Adverse Change").

                           (vi) The Agent shall have received reasonably satisfactory opinions of counsel to HoldCo, the Borrower and the Guarantors of the Credit Facility (which shall cover, among other things, authority, legality, validity, binding effect and enforceability of the documents for the Credit Facility) and such corporate resolutions, certificates and other documents as the Agent shall reasonably require.

                           (vii) HoldCo, the Borrower and their respective subsidiaries shall have received all governmental, shareholder and third-party consents (including Hart-Scott-Rodino clearance) and approvals necessary in connection with the Recapitalization, the Credit Facility and the other transactions contemplated hereby; all such consents and approvals shall be in full force and effect; all applicable waiting periods shall have expired without any action being taken by any authority that restrains, prevents or imposes any material adverse conditions on the Recapitalization or such other transactions or that could reasonably be expected to seek or threaten any of the foregoing; and no law or regulation or condition shall be applicable which in the reasonable judgment of the Agent could have such effect.

                           (viii) There shall not exist (A) any order, decree, judgment, ruling or injunction which restrains the consummation of the Recapitalization in the manner contemplated by the Merger Agreement, or the related financings and (B) any pending or threatened action, suit, investigation or proceeding which, if adversely determined, could reasonably be expected to materially adversely affect the ability of HoldCo, the Borrower or any Guarantors of the Credit Facility to perform any of their respective obligations under the definitive documentation relating thereto or the ability of the Lenders to exercise their rights thereunder.

                           (ix) (A) Receipt of all fees and expenses payable to the Agent, NMS and/or the Lenders and (B) neither of the Sponsors shall be in breach or violation of any of its obligations under the Fee

                           Letter or Commitment Letter, and each such letter shall be in full force and effect.

CONDITIONS
PRECEDENT TO
ALL BORROWINGS:            Usual and customary for transactions of this type,
                           including without limitation, delivery of borrowing certificate, accuracy of representations and warranties and absence of defaults.

REPRESENTATIONS &
WARRANTIES:                Usual and customary for transactions of this type, to
                           include without limitation: (i) corporate status;
                           (ii) corporate power and authority/enforceability;
                           (iii) no violation of law or contracts or organizational documents; (iv) no material litigation, proceeding or investigation; (v) correctness of specified financial statements; (vi) no Material Adverse Change; (vii) absence of undisclosed liabilities, whether actual or contingent; (viii) receipt of all required governmental or third party approvals; (ix) use of proceeds/compliance with margin regulations; (x) status under Investment Company Act; (xi) ERISA and labor matters; (xii) environmental matters; (xiii) payment of taxes; (xiv) status of material agreements, relationships and commercial arrangements; (xv) title to assets, including intellectual property; (xvi) no infringement of third party intellectual property rights; (xvii) solvency;
                           (xviii) compliance with laws and regulations and
                           (xix) consummation of the Recapitalization.

COVENANTS:                 Usual and customary for transactions of this type, to
                           include without limitation: (i) delivery of financial statements and other reports; (ii) delivery of compliance certificates and other information; (iii) notices of default, material litigation, material governmental and environmental proceedings and other material events; (iv) compliance with laws; (v) payment of taxes; (vi) maintenance of insurance and limitations on use of casualty and condemnation proceeds; (vii) environmental and ERISA covenants;
                           (viii) limitations on amendments to material agreements and instruments; (ix) limitation on nature of business conducted; and (x) incurrence of indebtedness, subject to baskets to be agreed upon.

                           The loan documents shall require the Borrower, within 90 days after the Closing, to enter into interest rate protection agreements on terms acceptable to the Agent for a portion of the Credit Facility to be agreed upon and to maintain such agreements in effect for a period to be agreed upon.

EVENTS OF DEFAULT:         Usual and customary in transactions of this nature,
                           and to include, without limitation: (i) nonpayment of principal, interest, fees or other amounts; (ii) violation of covenants of the Borrower or either of the Guarantors; (iii) inaccuracy of representations and warranties of the Borrower or either of the Guarantors; (iv) cross-default to other material indebtedness and agreements, including, without limitation, the BenefitCo credit facility; (v) bankruptcy events; (vi) material judgments; (vii)
                           ERISA, intellectual property and environmental events; (viii) actual or asserted invalidity of any loan documents (including, but not limited to, agreements executed by the Guarantors); (ix) change in material agreements, licenses, qualifications or relationships that, in light of all the then existing circumstances, could reasonably be expected to have a material adverse effect on HoldCo, the Borrower and their respective subsidiaries, taken as a whole; and
                           (x) Change in Control (to be defined), in each case subject to appropriate grace periods, dollar thresholds and/or other exceptions, as applicable.

ASSIGNMENTS/
PARTICIPATIONS:            Each Lender will be permitted to make assignments in
                           minimum principal amounts of $5,000,000 to other financial institutions approved by the Borrower and the Agent, which approval shall not be unreasonably withheld. Lenders will be permitted to sell participations with voting rights limited to significant matters such as changes in amount, rate and maturity date.

WAIVERS &
AMENDMENTS:                Amendments and waivers of the provisions of the
                           credit agreement and other definitive credit documentation will require the approval of Lenders holding Term Loans representing at least a majority of the aggregate amount of Term Loans under the Credit Facility, except that (i) the consent of all the Lenders affected thereby shall be required with respect to (a) reductions of principal, interest, or fees and (b) extensions of scheduled maturities or times for payment, (ii) the consent of all the Lenders shall be required with respect to (a) increases in commitment amounts and (b) releases of all or substantially all guarantors and (iii) any amendment that changes the amount of any prepayment of the Term Loans under the Credit
                           Facility (or the application of any such prepayment to the remaining amortization payments under the Credit Facility) shall require the consent of Lenders holding at least a majority of the outstanding Term
                           Loans under the Credit Facility.

INDEMNIFICATION:           HoldCo and the Borrower shall indemnify, jointly and
                           severally, each Lender from and against all losses, liabilities, claims, damages or expenses relating to any matter contemplated by the Commitment Letter or the Commitment Letter dated July 27, 1998 from the
                           Sponsors to NationsBank and NMS, its Term Loans, the
                           Borrower's use of Term Loan proceeds or the commitments, including but not limited to reasonable attorneys' fees and settlements costs, in each case to the extent not attributable to such person's gross negligence or willful misconduct.

CLOSING:                   On or before June 30, 1999.

GOVERNING LAW:             New York.

WAIVER OF
JURY TRIAL:                HoldCo, the Borrower, the Agent and the Lenders shall
                           waive their right to a trial by jury.

FEES/EXPENSES:             As outlined in Addendum II attached hereto.

OTHER: This term sheet is intended as an outline only and does not purport to summarize all the conditions, covenants, representations, warranties and other provisions which would be contained in definitive legal documentation for the Credit Facility contemplated hereby.

                                   ADDENDUM I
                      COMPDENT CORPORATION RECAPITALIZATION
                            SOURCES AND USES OF FUNDS
                            (IN MILLIONS OF DOLLARS)
                          (ALL FIGURES ARE APPROXIMATE)


Uses of Funds                                 Sources of Funds
-------------                                 -----------------
Purchase of Equity/          $151.689         American Prepaid Credit Facility    $ 26.924
Management Rollover                           Credit Facility                       20.000
Repayment of Net Debt          56.481         Notes                                100.000
Option Spread                   1.128         Convertible Preferred Stock
DHDC Liability                 15.325         and/or Common Equity                   87.70
Transaction Expenses           13.000         Management Equity Rollver              3.000
                             --------                                             --------



TOTAL USES                   $237.624         TOTAL SOURCES                       $237.624
                             ========                                             ========

                                   ADDENDUM II
                        INTEREST RATES, FEES AND EXPENSES


INTEREST RATES:            The interest rates under the Credit Facility will
                           be, at the option of the Borrower, LIBOR plus
                           0.75% or the Alternate Base Rate plus 0.25%.

                           The Borrower may select interest periods of 1, 2, 3 or 6 months for LIBOR Loans, subject to availability.

                           Calculation of interest shall be on the basis of actual number of days elapsed in a year of 360 days (or 365 or 366 days, as the case may be, in the case of Alternate Base Rate Loans based on the Prime Rate) and interest shall be payable at the end of each interest period and, in any event, at least every 3 months.

                           "LIBOR" means the London Interbank Offered Rate as determined by the Agent for the applicable interest period, at all times including statutory reserves.

                           "Alternate Base Rate" is the higher of (i) the Federal Funds Effective Rate plus 0.50% and (ii) NationsBank's Prime Rate.

                           A penalty rate shall apply on the Credit Facility in the event of and during the continuance of an Event of Default relating to the payment of any amount due in respect of the Credit Facilities at a rate per annum of 2% above the applicable interest rate.

COST AND YIELD
PROTECTION:                The usual for transactions and facilities of this
                           type, including, without limitation, in respect of prepayments, changes in capital adequacy and capital requirements or their interpretation, illegality, unavailability and reserves without proration or offset (subject to the option of the Borrower to arrange the replacement (at par plus accrued interest) of a Lender seeking reimbursement for certain of such costs pursuant to a provision to be agreed upon). In addition to, and not in limitation of, the foregoing, if any breakage costs, charges or fees are incurred with respect to LIBOR Loans during the 180-day period following the Closing on account of the syndication of the Credit Facility, the Borrower shall immediately reimburse the Agent for any such costs, charges or fees.

EXPENSES:                  Borrower will pay, or reimburse the Sponsors for
                           payment of, all reasonable costs and expenses associated with the preparation, due diligence, administration, syndication and enforcement of all documents executed in connection with the Credit
                           Facility, including without limitation, the reasonable legal fees of the Agent's counsel regardless of whether or not the Credit Facility is closed.

                                     - ii -